Exhibit 17

                                                                  April 19, 2005


Board of Directors
RTG Ventures, Inc.
Suite J17-249
2465 Centerville Road
Herndon VA 20171

Dear Sirs

      Please be advised that I hereby resign as a member of the Board of Directors of RTG Ventures, Inc., and effective April 19, 2005.

      My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

                                        Sincerely,


                                        Atul Mehta